Consent of Independent Certified Public Accountants

STRATESEC, Incorporated

We have issued our report dated March 3, 1999, accompanying the consolidated financial statements and schedules included in the Annual Report of Stratesec, Incorporated on Form 10-K for the year ended December 31, 1999. We hereby consent to the incorporation by reference of the aforementioned report in the Registration Statement of Stratesec, Incorporated on Form S-8.

GRANT THORNTON LLP

Vienna, Virginia
March 30, 2000